Exhibit 5.1

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.656.1307

November 3, 2023

EF Hutton Acquisition Corporation I 24 Shipyard Drive, Suite 102 Hingham, MA 02043

Re:	Registration Statement of EF Hutton Acquisition Corporation I

Ladies and Gentlemen:

We have acted as special counsel to EF Hutton Acquisition Corporation I (“EFHAC”), a Delaware corporation, in connection with the preparation of a registration statement on Form S-4, File No. 333-272914 (the “Registration Statement”), filed by EFHAC with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the offer and sale of up to (i) 25,100,000 shares (“EFHAC Shares”) of EFHAC common stock, par value $0.0001 per share (“Common Stock”), (ii) 39,000 shares of Series A Convertible Preferred Stock of EFHAC, par value $0.0001 per share (“Parent Preferred Stock”), (iii) a warrant to purchase 1,091,525 shares of Common Stock (“Common Shares Warrant”), and (iv) a warrant to purchase 15,819 shares of Parent Preferred Stock (“Preferred Shares Warrant”, and together with the Common Shares Warrant, the “Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. With respect to (i) the shares of Parent Preferred Stock, we have further assumed that an appropriate Certificate of Designation establishing the designations, preferences, rights and other terms of such series of Preferred Stock being issued and delivered shall have been duly approved by the board of directors of EFHAC and filed with and accepted for record by the Secretary of State of the State of Delaware, and (ii) the Warrants, we have further assumed that such Warrants shall have been issued pursuant to a warrant agreement approved by us (individually, a “Warrant Agreement”), such Warrant Agreement shall have been duly authorized, executed and delivered on behalf of EFHAC, and such Warrant Agreement shall be governed by the laws of the State of New York. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of EFHAC.

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EF Hutton Acquisition Corporation I November 3, 2023 Page 2

Based upon the foregoing, we are of the opinion that:

a)	upon issuance in the Business Combination (as defined in the Registration Statement), (i) the EFHAC Shares and the Parent Preferred Stock will be validly issued, fully paid and non-assessable; and (ii) the Warrants will constitute the valid and legally binding obligation of EFHAC, enforceable against it in accordance with their respective terms;
b)	upon conversion of the Parent Preferred Stock, including any Parent Preferred Stock duly issued upon the exercise of Warrants, in accordance with its terms, the shares of Common Stock underlying such Parent Preferred Stock will be validly issued, fully paid and non-assessable; and
c)	upon exercise of the Warrants in accordance with their respective terms, the shares of Common Stock and Parent Preferred Stock underlying such Warrants will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware. In addition, the opinion provided in clause (a)(ii) is qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP